SUBCONTRACT FOR LPD-17 CLASS WORK

                                By and Between

                           AVONDALE INDUSTRIES INC.

                                      and

                              HUGHES AIRCRAFT CO


                                   PREAMBLE


   This Subcontract ("Subcontract") is made and entered into by and between AVONDALE INDUSTRIES INC., a corporation organized and existing under the laws of the State of Louisiana ("Avondale" or "Prime Contractor") and HUGHES AIRCRAFT CO, a corporation organized and existing under the laws of the State of Delaware ("Hughes" or "Subcontractor").

   WHEREAS, the U.S. Naval Sea Systems Command ("NAVSEA", the "Government") has issued Solicitation No. N00024-96-R-2101 (the RFP) for the design and construction of up to three (3) vessels of the LPD-17 Class (the "Project"); and

   WHEREAS, Avondale and Hughes, in view of their complimentary capabilities have determined that they would mutually benefit from the teaming of their respective organizations to develop and to submit to NAVSEA a proposal in response to the RFP (the "Proposal") in accordance with the existing Teaming Agreement 29, March, 1996 between the parties; and if the Proposal results in a contract award (the "Contract" or "Prime Contract"), to perform the services and work, and to provide the supplies required under the Contract, with Avondale acting as the prime contractor and Hughes participating as one of two principal subcontractors; and,

   WHEREAS, Avondale has entered into a similar subcontract with the other principal subcontractor, Bath Iron Works (Bath) for enhancing the respective capabilities of all the


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parties for a successful Proposal; and

   WHEREAS, an objective of the Alliance is the cooperative performance and completion of the Project for the Government and thereby earning and sharing the highest possible award fees and incentives;

   THEREFORE, in consideration of the premises, and the expectation that NAVSEA will award the Contract to Avondale, the parties hereto agree to this Subcontract.

SECTION A SPECIAL PROVISIONS

A-1.  AUTHORITY

The existence of this Subcontract is contingent upon the precedent condition of successful negotiations between NAVSEA and Avondale for the award of the Prime Contract to Avondale. This Subcontract shall have no force or effect unless and until Avondale and NAVSEA have executed the Prime Contract.

A-2  RELATIONSHIP OF THE PARTIES

2.1 Pursuant to their Statements of Work (SOW), for the purposes of this Subcontract, the term "Alliance" shall mean the Avondale/Bath/Hughes cooperative joint work effort.

2.2 Subcontractor obligations stated in this Subcontract shall be read, interpreted and understood, to mean the required performance of the incremental obligations of the Subcontractor pursuant to its Statement of Work, which performance is sufficient for acceptance by the Government pursuant to the Prime Contract.

2.3 Avondale, as the Prime Contractor, is the principal interface with the Government for the Alliance. Any communications of a contractual nature initiated by the Subcontractor with the Government regarding the Project, whether written or oral,

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     shall be communicated and coordinated in advance with Avondale. In the event that the Government initiates such communication with the Subcontractor regarding the Project, Subcontractor will promptly notify Avondale of the event and the contents of the communications.

2.4 Members of the Alliance accept and endorse the relationship of teaming and cooperation established between them by this Subcontract. The Alliance members agree to cooperate and further their mutual interests in completing the Prime Contract. Hughes will make all reasonable, cooperative efforts to exchange technical information with other Avondale subcontractors to facilitate performance of the work.

A-3.  DELIVERY

Except as specifically indicated otherwise in this Subcontract, and except for the construction, test and delivery of the third vessel at the Alliance member's Bath, Maine shipyard, all deliverables shall be delivered to Avondale's main shipyard.

A-4.  COMPLIANCE WITH LAWS, CERTIFICATIONS AND APPROVALS

Except as otherwise provided in this Subcontract, each party shall be responsible for obtaining any required certifications and approvals with respect to such party's Statement of Work from the relevant classification societies or regulatory bodies having jurisdiction. Each party, for their part, will be responsible for ensuring compliance with all applicable laws, regulations, and classification society rules and regulations in the performance of the work.

A-5.  PRIME CONTRACT REQUIREMENTS

5.1 Particular provisions of the Prime Contract have been incorporated (either in full text or by reference) into this Subcontract. For purposes of Sections B through J, the terms "Contracting Officer", "Contracting Officer's Representative", "the Government", "the Navy", "NAVSEA", "Contracting Administration Office", and

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     the like shall mean the Prime Contractor unless in such context the term can only refer to the Government. The incorporated terms "Contractor" or "Offeror" shall mean Subcontractor unless in such context the term can only refer to the Prime Contractor. Instructions or requirements for documentation, certification or other writing reasonably applicable to the Subcontractor, shall be submitted by the Subcontractor to the Prime Contractor, unless otherwise required by federal law or by express provision of the Subcontract.

5.2 Any and all clauses or provisions which are required by the Federal Acquisition Regulation, 48 C.F.R. Part 1 (FAR), the Department of Defense FAR Supplement ("DFARS"), and the Navy FAR Supplement to be included in major subcontracts in the Prime Contract are hereby incorporated in this Subcontract by reference.

5.3 Notwithstanding any provision of this Subcontract to the contrary, the Prime Contractor may exercise its rights under the following clauses or subclauses only if the Government exercises its rights under these clauses with respect to the Prime Contractor:

FAR 52.249-1            TERMINATION FOR CONVENIENCE OF THE GOVERNMENT (FIXED-
                        PRICE)(SHORT FORM)(APR 1984) (Applies if this contract
                        is $100,000 or less)
FAR 52.249-2            TERMINATION FOR CONVENIENCE OF THE GOVERNMENT (FIXED
                        PRICE)(APR 1984) (Applies if this Contract exceeds
                        $100,000)
Paragraph (a)(1) of
FAR 52.249-6            TERMINATION (COST-REIMBURSEMENT) (MAY 1986)
DFAR252.246-7001        WARRANTY OF DATA (DEC 1991)
DFAR252.227-7030        TECHNICAL DATA-WITHHOLDING OF PAYMENT (OCT 1988) except
                        as provided in paragraph 5.4 below

5.4 With respect to the clause of this Subcontract entitled DFAR 252.227-7030 "Technical Data - Withholding of Payment" the parties agree that the following limitations will apply if an action is taken hereunder, and the Government has not taken an associated action under the Prime Contract.


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        i)    If Avondale suffers delay in actual ship construction as a result of Hughes' failure to deliver technical data in accordance with its Subcontract obligations; and
        ii) If Avondale is able to demonstrate harm and provide the specifics of the delay and the technical data giving rise to the action; and
        iii) Hughes' failure is the result of some action or inaction of Hughes and not the result of performance of Avondale or one of its subcontractors; and
        iv) If prior to exercising any of its rights pursuant to this clause Avondale shall notify the Subcontractor by written notice to the contract point listed in Section G of this Subcontract via certified mail. Such notice shall specify the failure (including identification of the technical data) giving rise to the intended action. Subcontractor shall be afforded a period of not less than 10 days from Subcontractor's receipt of the notice to cure the failure before Avondale shall implement any withholding of funds pursuant thereto.

     In the event the conditions specified above exist, then Avondale may exercise its rights hereunder, however, the amount to be withheld shall not exceed $500,000 in aggregate for all occurrences.

A-6.  ASSIGNMENT AND SUBCONTRACTING

6.1 This Subcontract may not be assigned or otherwise transferred by either party, in whole or in part, without the express, prior written consent of the other party, which consent shall not be unreasonably withheld. The foregoing shall not apply in the event either party shall change its corporate name or merge with another corporation.

6.2 Subject to any approval of the Prime Contractor, and any relevant provisions contained herein, including without limitation any required approvals of the Government, Subcontractor shall be entitled to subcontract any portion of its responsibilities under the SOW. Subcontractor shall not by reason of any such subcontract be relieved of its responsibilities and liabilities under this Subcontract.

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     In the event of such subcontract, Subcontractor shall without delay notify
     Avondale in writing of the name of its proposed subcontractor and the details of the portion of its SOW to be subcontracted.

A-7.  DISPUTES

7.1 If during performance of this Subcontract, disputes arise between the Prime Contractor and/or the Subcontractor and the Government concerning any of the work, the parties agree to follow the disputes resolution procedure defined FAR clause 52.233-1 (Reference Clause). Either party may assert a claim arising out of such a dispute with the Government.

7.2 Notwithstanding any provision herein to the contrary, if a decision on any question arising under the Contract is made by the Contracting Officer and such question is also related to this Subcontract, said decision, if binding upon Avondale under the Contract, shall in turn be binding upon the Subcontractor insofar as it relates to this Subcontract. If Avondale elects not to appeal such a decision pursuant to the "Disputes" clause in the Contract, Avondale may permit (and such permission will not be unreasonably withheld) the Subcontractor to assert in Avondale's name at Subcontractor's expense, Avondale's right to appeal such a decision under the "Disputes" clause in the Contract. Any decision upon such an appeal if binding upon Avondale under the Contract shall in turn be binding upon Subcontractor insofar as it relates to this Subcontract. The decision of the Contracting Officer regarding any such question or subsequent appeal shall be conclusive between Avondale and Subcontractor except that Avondale may permit (and such permission will not be unreasonably withheld) Subcontractor to submit the question to a court of competent jurisdiction if Subcontractor desires to assert in Avondale's name and at Subcontractor's expense, Avondale's rights described in the "Disputes" clause of the Contract to have the question decided by the courts, and any final judgment by the courts, if binding upon Avondale under the Contract, shall in turn be binding upon Subcontractor insofar as it relates to this Subcontract.

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7.3  It is the intent of the parties to engage in cooperative decision-making and communication of information as set forth in this Subcontract. In the event that a dispute arises between Avondale and Hughes that cannot be resolved by the individuals involved in the performance of the Contract, such matter shall be referred to the highest levels of management of each company for resolution. Should these individuals be unable to resolve any claim, controversy or dispute between the parties involving issues of either law or fact arising under or relating to this Subcontract, it shall be finally resolved by binding arbitration pursuant to this provision.

7.4 Any arbitration contemplated by this Subcontract shall be conducted in New York, New York, in accordance with the Rules (the "Rules")of the American Arbitration Association (the "AAA"). The arbitration will be before a panel of three arbitrators, one selected by Avondale, one selected by Hughes, and one who will be selected by the aforementioned selected arbitrators. Each arbitrator shall be knowledgeable about the United States shipbuilding industry and federal procurement laws, regulations and practices, and shall not have any direct or indirect, past, present, or expected future association with either or both of the parties, and who shall otherwise be neutral. The parties shall share equally the costs of the arbitration as provided in the Rules of the AAA.

7.5 The decision of the arbitrators shall be rendered in writing and the reasons shall be given therefore. The decision of the arbitrators shall be final and conclusive on the parties, unless determined by the United States District Court for the Southern District of New York to be subject to being vacated, modified, or corrected on any of the grounds specified or referred to in the Uniform Arbitration Act, or for "manifest disregard of law" as judicially defined by that court. Judgment upon an award rendered by the arbitrators may be entered in any court of competent jurisdiction. Except as specifically provided for in this clause, or as may be necessary to enforce an award of the arbitrators, neither party shall institute any

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     action or proceeding against the other in any court with respect to any claim, controversy, or dispute which is or could be subject to this provision. Neither party may interpose any objection to the procedures set forth herein or otherwise seek directly or indirectly to challenge the application thereof to any such claim, controversy or dispute, or any decision thereunder, in any court.

7.6 Pending the final disposition of any arbitration proceeding initiated pursuant to this provision, the parties shall at all times proceed diligently with the performance of this Subcontract.

A-8.  AMENDMENT/WAIVER

This Subcontract shall not be amended or modified unless set forth in a document executed by duly authorized representatives of both Avondale and the Subcontractor. The failure of either party to exercise any right provided under this Subcontract shall not be deemed to be a waiver of such right for any future purpose.

A-9.  ENTIRE AGREEMENT AND SEVERABILITY

9.1 This Subcontract contains the entire agreement between the parties with respect to the Prime Contract and supersedes any prior oral or written agreements, drafts of this agreement, commitments, understandings, or communications. The Teaming Agreement shall remain in effect between the parties for potential future work of the LPD-17 class of vessels for construction, planning yard services and related solicitations.

9.2 If any part, term, or provision of this Subcontract shall be held void, illegal, unenforceable, or in conflict with any law of a federal, state or local government having jurisdiction over this Subcontract, the validity of the remaining portions or provisions shall not be affected thereby.

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

9.3 Section headings in this Subcontract are for convenience only and shall not be used interpreting any provision hereof.

A-10.  ORDER OF PRECEDENCE

In the event of any inconsistency in this Subcontract, the inconsistency shall be resolved by giving precedence in the order described herein:


1  Section A - Special Provisions
2  Section B - Supplies, Services, and Pricing
3 Section C - Description, Specification, Statement of Work (exclusive of the Statement of Work)
4  Section D - Packaging and Marking
   Section E - Inspection and Acceptance
   Section F - Deliveries or Performance
   Section G - Contract Administration Data
   Section H - Special Contract Requirements
5  Section I - Contract Clauses
6  Statement of Work and Exhibits thereto
7  Section J - List of Attachments


A-11.  CONSEQUENTIAL, SPECIAL, AND INCIDENTAL DAMAGES

Neither party shall be liable to the other party under this Subcontract for any claim for loss of profits or consequential, special, punitive or indirect damages suffered by the other party.

A-12.  INDEPENDENT CONTRACTOR

This Subcontract shall not be construed as creating a joint venture, agency, partnership, or any other form of business organization, nor does it constitute a merger into any form of corporation or other business enterprise of the Prime Contractor, the Subcontractor or the Alliance. At all times each party is and will remain an independent contractor. Each

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party is responsible for its own officers, employees, agents and parent and subsidiary business elements. Except as otherwise provided expressly in this Subcontract, each party is solely and separately responsible for its costs, expenses, profits, losses, causes of action, suits, damages, demands, liabilities, and obligations of any kind whatsoever.

A-13.  LIABILITIES

For all claims occurring in connection with or arising out of the meetings, inspections, and/or visits to their respective premises in the performance of the Project, Prime Contractor and Subcontractor shall defend, indemnify and hold harmless each other and their officers, directors, employees and agents for injury to, death of, their respective employees, subcontractors, guests and visitors, whether or not caused by the acts or omissions or the sole or concurrent negligence of an indemnified party. The party seeking indemnity shall provide prompt notice to the other of any event which gives rise to its claim under the this provision, fully cooperate in its defense and assign the right to defend and/or settle any such claim to the responsible party.

A-14 RESTRICTIONS ON HIRING

During the term of this Subcontract, the parties agree that the Prime Contractor and the Subcontractor will not solicit to hire either party's employees who are assigned to work on the Project, without the prior written approval of the affected party. There is no restriction on the open solicitation in public media for recruitment of personnel. No employee, officer, agent, supplier, subcontractor, or vendor of either party will be restricted from pursuing employment or business opportunities on their own initiative.

A-15.  PAYMENT

This clause applies to payment for work performed under this Subcontract for CLINS 0001, 0002, 0003, 0004, 0005, 0007, 0009 and 0012 exclusive of award fee payments, which are covered under Special Provision A-16 - Distribution of Award Fee.

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15.1 Interim Payments: Hughes will submit invoices to Avondale as work progresses, but not more frequently than once every two weeks, in amounts determined to be allowable in accordance with Subpart 31.2 of the Federal Acquisition Regulation (FAR). Avondale will include Hughe's invoice in it's next bill to the NAVSEA and funds will be provided to Hughes accordingly.

     Invoices will be prepared on a per vessel basis and shall reflect the total allowable costs in the performance of work, as certified by Hughes. For purposes of this clause, the term "costs" shall include those items listed in FAR 52.216-7(b). No payment, however, shall be made in an amount that, when added to the total of all payments previously made, exceeds one hundred precent (100%) of the cumulative allowable costs certified by Hughes.

     Each invoice submitted by Hughes shall include the following information:

       (1) Applicable contract line item numbers (CLIN's)
       (2) Date supplies provided or services performed
       (3) Costs incurred and allowable by CLIN, as follows:
             (a) Cumulative allowable costs incurred (by cost element), less
             (b) Previously billed allowable costs, giving
             (c) Current billing amount
       (4) An estimate at completion (EAC) by CLIN

     In addition, Hughes will provide, with each invoice, a certificate, signed by a Company Officer or his designee, verifying, to the best of his knowledge and belief, the allowability of all billed costs, consistent with FAR Subpart 31.2 Hughes will provide Avondale with a listing of those employees authorized to sign the certificate that accompanies each invoice. The certificate will not apply to the CLIN EAC provided with the invoice.

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     Prior to submitting the first invoice, Hughes shall submit a sample billing format and sample certificate for review and approval by Avondale.

     Avondale and Hughes agree that invoice submission and/or payment may take place electronically. The parties agree to work together to determine the appropriate means of providing supporting documentation in the event of such electronic transmissions and/or payments.

15.2 Final Payment: Upon completion of the guarantee period of the final vessel in the contract, Hughes will prepare a final invoice by CLIN that incorporates 1) all allowable costs incurred plus 2) an estimate of projected allowable costs to complete the contract closeout process. Such allowable costs shall incorporate indirect costing rates approved by the Administrative Contracting Officer in connection with Hughes' prime contracts with the Government. Any projected allowable costs shall be subject to the prior agreement of the Government and approval by Avondale, which approval shall not be unreasonably withheld.

15.3 Potential Alternative Approach to Payments: Avondale has stated an intent, which Hughes supports, to approach the Government after Prime Contract award to establish an alternative approach to payments. Under such an alternative approach, Avondale, with data provided by Hughes (and Bath), would prepare a "combined invoice," which clearly reflects the allowable costs incurred by each Alliance member. The NAVSEA then would distribute funds directly to each party in the amounts specified in the combined invoice. Should NAVSEA accept this concept in a manner also mutually acceptable to Hughes, Avondale, and Bath. Hughes and Avondale agree to modify this Special Provision A-15 to incorporate such an approach.

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A-16.  DISTRIBUTION OF AWARD FEE

16.1 The award fee, as paid by the Government to the Alliance, shall be distributed among Avondale, Hughes, and Bath, on the basis of a) earned value and b) performance, as described below. A sample calculation of the formula is attached as Table 16-1.

a)   Earned Value:
     Seventy (70) percent of the cumulative award fee payment by the Government shall be assigned to the Earned Value Pool. The portion of this pool then distributed to each of Avondale, Hughes, and HUGHES shall be based on the Cumulative Earned Value Weighting of each Alliance member. The Cumulative Earned Value Weighting for each Alliance member shall equal the Cumulative Earned Value for that Alliance member divided by the sum of Cumulative Earned Values for all Alliance members. The Cumulative Earned Value for each Alliance member shall equal the product of 1) the Baseline Value Weighting and 2) the Cumulative Percent Complete.

        . The Baseline Value Weighting for each Alliance member shall equal the contractual cost baseline (original contract award plus signed contract modifications) of that Alliance member divided by the total contractual cost baseline for all Alliance members.
        . The Cumulative Percent Complete for each Alliance member shall equal the weighted progress (reflecting labor, overhead, facilities cost of capital, and material) at the end of the evaluation period. Such weighted progress for each Alliance member shall be determined by an earned value system, approved by the Government in accordance with Department of Defense Instruction (DODI) 5000.2.

     The current amount of the Earned Value award fee component assigned to each Alliance member shall equal the Cumulative Earned Value Weighting multiplied by the Cumulative Earned Value Pool (70 percent of the cumulative award fee paid

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     by the Government) less the prior period cumulative Earned Value.

b)   Performance:
     Thirty (30) percent of the award fee paid by the Government in each period shall be assigned to the Performance Pool. The portion of this pool then distributed to each of Avondale, Hughes, and Bath shall be determined by normalizing the Weighted Performance Score of each Alliance member. The Weighted Performance Score for each Alliance member shall equal the product of 1) the Baseline Value Weighting (as defined above) and 2) the Normalized Performance Score. The Performance Award Fee for each Alliance member shall equal the product of 1) Weighted Performance Scores of each Alliance member and 2) the current period performance pool. The Normalized Performance Score for each Alliance member shall reflect the Performance Scores provided by the intra-Alliance Performance Evaluation Board (PEB).

16.2 The intra-Alliance PEB shall consist of the Chief Executive Officers from each of Avondale, Hughes, and Bath. The PEB will meet within three business days after each NAVSEA award fee session. At the PEB meeting, each CEO will provide a performance score (from 0 to 100) to each member of the Alliance. Such scoring shall reflect, in the judgment of each CEO, the performance of each Alliance member during the evaluation period. For each evaluation period, the Performance Score shall equal the simple average of the scores given by members of the PEB. Weighted criteria that each CEO will use to determine such scoring will be established within 30 days after the start of the evaluation period via Memorandum of Agreement.

16.3 For each Alliance member, the total award fee payment in any given evaluation period shall equal the sum of the Earned Value and Performance components, as calculated above.

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16.4 The attached example (Table 16-1) illustrates the calculation described in this clause. In the event of a conflict between the example and the text of this clause the example shall take precedence.

16.5 Within five business days after each PEB meeting, Avondale shall issue to each of the other Alliance members a contract modification that specifies the current amount payable, as calculated above. Avondale will then issue payment to each Alliance member within two business days after receipt of the funds from the customer.



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A-17  FINAL CONTRACT PERFORMANCE INCENTIVES

The Final Contract Performance Incentive paid by the Government to the Prime Contractor shall be distributed between Avondale, Bath and Hughes as the final percentage determined for the Award Fee of Special Provision A-16 of this Subcontract.

A-18.  RECIPROCAL FACILITIES

Avondale and HUGHES shall provide office facilities at their respective principal places of business for each others personnel engaged in the Project. Such facilities shall be equivalent to those provided for its own employees for similar purposes. These facilities shall include telephone, photocopy machines and FAX machine access, and the use of other similar office equipment. Each shall also provide vehicle parking facilities consistent with the facilities provided for its own employees for similar purposes.

A-19.  APPLICABLE LAW

Irrespective of the place of performance, this Subcontract shall be construed and interpreted according to the federal common law of government contracts. To the extent that the federal common law of government contracts is not dispositive, the laws of the State of New York shall apply. Any civil action pursuant to this Subcontract shall be brought in the United States District Court for the Southern District of New York.


In witness hereof, the parties hereto have executed this Subcontract on the indicated dates.


HUGHES AIRCRAFT CO.                     AVONDALE INDUSTRIES, INC.


/s/  R. J. ABBOTT                       /s/  ALBERT L. BOSSIER, JR.
---------------------------------       ---------------------------------
BY:  R. J. Abbott                       BY:  Albert L. Bossier, Jr.
   ------------------------------          ------------------------------

TITLE: Contracts Manager                TITLE:  President, Chairman & CEO
      ---------------------------             ---------------------------
       Naval & Maritime Systems
       Business Unit
DATE:  June 20, 1996                    DATE:   June 20, 1996
     ----------------------------            ----------------------------


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